EXHIBIT 99

PRESS RELEASE

Scripps completes acquisition of Summit America Television

For immediate release	(NSYE: SSP)

April 14, 2004

CINCINNATI – The E. W. Scripps Company today completed its acquisition of Summit America Television Inc. (NASDAQ: SATH), which includes Summit’s 30 percent minority interest in the Shop At Home television retailing network and Summit’s five Shop At Home-affiliated broadcast television stations.

Scripps paid $4.05 in cash per share, or about $184 million, for approximately 45 million fully-diluted outstanding shares of Summit common stock.

The transaction was structured as a merger and results in Scripps attaining 100 percent ownership of the Shop At Home Network. Scripps also now controls and owns Summit’s five television stations which broadcast Shop At Home programming in key major metropolitan markets

The five television stations that Scripps acquired are KCNS, Channel 38, San Francisco; WMFP, Channel 62, Boston; WOAC, Channel 67, Cleveland; WSAH, Channel 43, Bridgeport; and WRAY, Channel 30, Raleigh/Durham. The five television stations reach about 5.3 million cable television households.

Scripps acquired controlling interest (70 percent) of the Shop At Home Network from Summit in October 2002 for $49.5 million.

As part of the transaction completed today, Scripps agreed to forego repayment of a $47.5 million secured loan the company had extended to Summit as part of the 2002 acquisition. Scripps also agreed to forego redemption of $3 million in Summit preferred stock that Scripps holds, bringing the total consideration of the current transaction to about $235 million.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 85 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 48 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Timothy E. Stautberg, The E. W. Scripps Company, 513.977.3826

Email: Stautberg@scripps.com